Exhibit 10.1

INVESTMENT AGREEMENT

by and between

GRUBHUB INC.

and

YUM RESTAURANT SERVICES GROUP, LLC

Dated as of February 7, 2018

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i

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ANNEXES

Annex I – Form of Press Release
Annex II – Form of Resignation Letter

ii

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INVESTMENT AGREEMENT, dated as of February 7, 2018 (this “Agreement”), by and between GRUBHUB INC., a Delaware corporation (the “Company”), and YUM RESTAURANT SERVICES GROUP, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, a subsidiary of the Company and certain Affiliates (as defined below) of the Purchaser are entering into the MSA (as defined below) contemporaneously with entering into this Agreement; and

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 2,820,464 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions

Section 1.01Definitions

.  (a)  As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“5% Entity” means any Person that, after giving effect to a proposed Transfer, would beneficially own greater than 5% of the then outstanding Common Stock.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“50% Beneficial Ownership Requirement” means that the Purchaser Parties continue to beneficially own at all times at least 1,410,232 shares of Common Stock, which number of shares shall be proportionately adjusted in the event of any stock split or reverse stock split of the Common Stock occurring after the Closing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common

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control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Bona Fide Acquiror” means a Person or group making a Third Party Proposal that is reasonably capable of consummating such Third Party Proposal, taking into account all legal, financial, regulatory and other aspects of such Third Party Proposal, including the identity of the Person or group making such Third Party Proposal.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Change of Control” means, with respect to a Person, directly or indirectly (a) a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (b) a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions or (c) any Person or group becomes the beneficial owner of (i) 50% or more of the outstanding voting securities of such Person or (ii) 35% or more of the outstanding voting securities of such Person and, in the case of this clause (ii), within two years thereof, a majority of the members of the board of directors of such Person, as a result of actions taken by such beneficial owner (other than voting its voting securities in favor of any matter submitted to the Company’s stockholders, and recommended, in each case, by the Board), cease to be individuals who were members of the board of directors of such Person immediately prior to such other Person or group acquiring such beneficial ownership.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended or restated from time to time.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-

benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Restricted Share” means a share of Common Stock that is subject to forfeiture conditions.

“Company RSU” means a restricted stock unit of the Company subject solely to time-based vesting conditions.

“Company Stock Option” means an option to purchase shares of Common Stock.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Purchaser Board Rights” means the earliest of (1) the first day on which the 50% Beneficial Ownership Requirement is not satisfied, (2) the termination of the Master Services Agreement (the “MSA”) among Grubhub Holdings Inc., Yum Restaurant Services Group, LLC, Taco Bell Corp., KFC Corporation and Pizza Hut, LLC, dated as of the date hereof, as it may be amended in accordance with its terms and (3) the investment by Purchaser Parent or any of its Subsidiaries in a Prohibited Transferee, other than an investment in a money market fund, mutual fund, index fund or similar investment fund that holds investments in Prohibited Transferees.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Judgments” means any outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority.

“Laws” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or contract.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that solely with respect to the foregoing clause (a), none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:  any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the execution or announcement of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with the Purchaser’s express written consent or at the Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect), except, solely in the case of clauses (A), (B)(1), (B)(3) and (B)(4), to the extent those effects, changes, events or occurrences have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its

Subsidiaries operate (in which case only the disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person and (ii) any successor entity of such Person.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Prohibited Transferee” means the list of competitors set forth on a letter dated the date hereof from the Company to the Purchaser as a “Prohibited Transferee” and the Persons that are known by the Purchaser to be Affiliates thereof, which list may be updated by the Company from time to time following the date hereof to add additional Persons that are competitors of the Company with the consent of the Purchaser, not to be unreasonably withheld.

“Purchaser Competitor” means the list of competitors set forth on a letter dated the date hereof from the Purchaser to the Company as a “Purchaser Competitor” and the Persons that are known by the Company to be Affiliates thereof, which list may be updated by the Purchaser from time to time following the date hereof to add additional Persons that are competitors of the Purchaser with the consent of the Company, not to be unreasonably withheld.

“Purchaser Designee” means an individual designated in writing by the Purchaser and reasonably acceptable to the Board (and the Nominating and Corporate Governance Committee of the Board) to be appointed, elected or nominated by the Company for election to the Board pursuant to Section 5.07(a), Section 5.07(c) or Section 5.07(d), as applicable.

“Purchaser Director” means a member of the Board who was elected to the Board as a Purchaser Designee.

“Purchaser Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement.

“Purchaser Parent” means Yum! Brands, Inc., a North Carolina corporation (or any successor or parent entity thereof).

“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Common Stock are transferred pursuant to Section 5.05(b)(i).

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the redemption or other acquisition of Common Stock by the Company or any Subsidiary of the Company or, so long as not effected for the purpose of circumventing the transfer restrictions hereof, any transfer of common stock or other securities of Purchaser Parent.

(b)In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	5.01
Agreement	Preamble
Announcement	5.02
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble

Company Preferred Stock	3.02(a)
Company Securities	3.02(b)
Contract	3.03(b)
DOJ	5.01(c)
Filed SEC Documents	Article III
FTC	5.01(c)
Hedge	5.05(a)
HSR Form	5.01(b)
Initial Purchaser Director Designee	5.07(a)
IRS	5.09(a)
Purchase	2.01
Purchase Price	2.01
Purchaser	Preamble
Restraints	6.01(a)
Standstill Expiration Date	5.04(a)
Termination Date	7.01(b)
Third Party Proposal	5.04(c)

Article II

Purchase and Sale

Section 2.01Purchase and Sale

.  On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, 2,820,464 shares of Common Stock (the “Acquired Shares”), for a purchase price per Acquired Share equal to $70.9103 and an aggregate purchase price of $200,000,000 (such aggregate purchase price, the “Purchase Price”).  The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase.”

Section 2.02Closing

.  (a)  On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the first Business Day after all of the conditions to the Closing set forth in Article VI have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or at such other place, time and date as shall be agreed between the Company and the Purchaser (the date on which the Closing occurs, the “Closing Date”).

(b)At the Closing:

(i)the Company shall deliver to the Purchaser the Acquired Shares in book-entry form; and

(ii)the Purchaser shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing not less than two (2) Business Days prior to the Closing, (2) deliver to the Company the IRS Form W-9 in accordance with Section 5.09 and (3) deliver to the Company a resignation letter in the form attached as Annex II hereto, duly executed by the Initial Purchaser Director Designee.

Article III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2016 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof:

Section 3.01Organization; Standing

.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

Section 3.02Capitalization

.  (a)  The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 25,000,000 shares of preferred stock (“Company Preferred Stock”).  At the close of business on February 2, 2018 (the “Capitalization Date”), (i) 87,018,252 shares of Common Stock were issued and outstanding (and no Company Restricted Shares were issued and outstanding), (ii) 2,648,021 shares of Common Stock were subject to outstanding Company Stock Options, (iii) 2,135,141 Company RSUs were outstanding pursuant to which a maximum of 2,135,141 shares of Common Stock could be issued, (iv) 5,086,398 shares of Common Stock were reserved and available for issuance under the Company’s long-term incentive plan and (vi) no shares of Company Preferred Stock were issued or outstanding.

(b)Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the

Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of taxes with respect to Company Stock Options, Company Restricted Shares or Company RSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.03Authority; Noncontravention

.  (a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by the Board, and no further action, approval or authorization is necessary to authorize the execution, delivery and performance by the Company of this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Closing Date, (x) violate any Law applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04Governmental Approvals

. Except for (a) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing or registration with, any Governmental Authority is necessary for the execution, delivery and performance by the Company of this Agreement, other than such other consents, approvals, filings or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05Absence of Certain Changes

.  Since September 30, 2017, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06Brokers and Other Advisors

.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.07Sale of Securities

.  Assuming the accuracy of the representations and warranties set forth in Section 4.07, the sale of the shares of Common Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) of investors with respect to offers or sales of Common Stock, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Common Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act to not be available, nor will the Company take any action or steps that would cause the offering or issuance of Common Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.08Listing and Maintenance Requirements

.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

Section 3.09Filed SEC Documents.  The Company has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company pursuant to the Exchange Act since December 31, 2016 on a timely basis or has received a valid extension of such time of filing and has so filed prior to the expiration of any such extension; provided that no representation or warranty is hereby given with respect to filings under Section 16 of the Exchange Act or exhibits required under Item 601 of Regulation S-K. As of their respective filing dates, the Filed SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and none of the Filed SEC Documents, when filed (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.10No Other Company Representations or Warranties

.  Except for the representations and warranties made by the Company in this Article III and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or its Affiliates or any of their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 3.11No Other Purchaser Representations or Warranties.  Except for the representations and warranties expressly set forth in Article IV and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that neither the Purchaser nor any of its Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Purchaser.

Article IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing Date:

Section 4.01Organization; Standing

.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, with all requisite limited liability company power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02Authority; Noncontravention

(a).  (a)  The Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Purchaser of this Agreement has been duly authorized and approved by the sole manager of the Purchaser, and no further action, approval or authorization is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Transactions, nor performance or compliance by the Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or limited liability company agreement of the Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law applicable to such Purchaser or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03Governmental Approvals

.  Except for (a) the filing with the SEC of such current reports and other documents, if any required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions, (b) filings required under, and compliance with other applicable requirements of the HSR Act, no consent or approval of, or filing or registration with, any Governmental Authority is necessary for the execution, delivery and peformance of this Agreement, other than such other consents, approvals, filings or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04Sufficient Funds. The Purchaser has available to it as of the date of this Agreement, and will have at the Closing, sufficient funds to enable the Purchaser to pay in full at the Closing the entire amount of the Purchase Price in immediately available funds.

Section 4.05Ownership of Company Stock

.  None of the Purchaser nor any of its Affiliates (other than officers and directors of the Purchaser and its Affiliates, as to which the Purchaser makes no representation or warranty) owns any capital stock or other securities of the Company.

Section 4.06Brokers and Other Advisors

.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be fully paid by the Purchaser or one of its Affiliates.

Section 4.07Purchase for Investment

.  The Purchaser acknowledges that the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Purchaser (a) acknowledges that it is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to the distribution of the Acquired Shares to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Acquired Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information  necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares indefinitely and (ii) a total loss in respect of such investment.  The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Shares and to protect its own interest in connection with such investment.

Section 4.08No Other Purchaser Representations or Warranties.  Except for the representations and warranties made by the Purchaser in this Article IV and in any certificate or other document delivered in connection with this Agreement, neither the Purchaser nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Purchaser, notwithstanding the delivery or disclosure to the Company or its Affiliates or any of their respective Representatives of any documentation or other information with respect to the foregoing.

Section 4.09No Other Company Representations or Warranties

.  Except for the representations and warranties expressly set forth in Article III and in any certificate or other document delivered in connection with this Agreement, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other

Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or its Affiliates or their respective Representatives or any information developed by the Purchaser or any of its Representatives.  The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, the Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article III.

Article V

Additional Agreements

Section 5.01Reasonable Best Efforts; Filings

.  (a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any threatened legal or administrative proceeding, suit, investigation, arbitration or action (“Action”) brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)The Company and the Purchaser agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the

Transactions. The Purchaser will pay all filings fees in connection with filings made under the HSR Act and any similar laws.

(c)Each of the Company and the Purchaser shall use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Purchaser, as the case may be, from or given by the Company or the Purchaser, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 5.02Public Disclosure

.  The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form attached hereto as Annex I (the “Announcement”).  Notwithstanding the forgoing, this Section 5.02 shall not apply to any press release or other public statement made by the Company, the Purchaser or Purchaser Parent (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions.

Section 5.03NYSE Listing of Shares.  To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply and use its commercially reasonable efforts to cause the Acquired Shares to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.04Standstill

.

(a)The Purchaser agrees that until the later of (i) ninety (90) days after the first day on which no Purchaser Designee serves on the Board and the Purchaser has no rights to, or has waived any right to, appoint, designate or elect a Purchaser Director pursuant to Section 5.07(d) and (ii) the two-year anniversary of the Closing Date (the later of such dates, the “Standstill Expiration Date”), without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:

(i)acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or property of the Company or any Subsidiary of the Company (but in any case excluding any issuance by the Company of shares of Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) (x) pursuant to any stock dividend or distribution, stock split or other recapitalization or reclassification of the Common Stock or pursuant to any shareholder rights plan or similar plan, or (y) to any Purchaser Director as compensation for their membership on the Board); provided that this clause (i) shall not limit the Purchaser or its Affiliates from acquiring, offering or seeking to acquire, agreeing to acquire or making a proposal to acquire Common Stock to the extent that, upon consummation of any such transaction, the Purchaser and its Affiliates would beneficially own Common Stock in an amount not to exceed 4.9% of the then-outstanding Common Stock;

(ii)make or knowingly encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board (other than as expressly set forth in Section 5.07 with respect to a Purchaser Designee or Purchaser Director), or seek the removal of any director from the Board (other than as expressly set forth in Section 5.07 with respect to a Purchaser Director);

(iii)demand a copy of the stock ledger list of stockholders or any other books and records of the Company;

(iv)make any public announcement with respect to, or publicly offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any  negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(v)otherwise act, alone or in concert with others, other than a Purchaser Director, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(vi)publicly make any proposal or statement of inquiry or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(vii)advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(viii)take any action that would require the Company to make a public announcement regarding the possibility of any of the events described in this Section 5.04(a);

(ix)enter into any negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company, but excluding, for the avoidance of doubt, any Affiliate of the Purchaser) with respect to any of the foregoing, including, without limitation, forming, joining or participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(x)request the Company or any of its Representatives to amend or waive any provision of this Section 5.04(a), provided that this clause shall not prohibit the Purchaser Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.04(a), which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(xi)contest the validity of this Section 5.04 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.04;

provided, however, that nothing in this Section 5.04 will limit (1) the Purchaser Parties’ ability to vote (subject to Section 5.08), Transfer or Hedge (subject to Section 5.05) or otherwise exercise rights under its Common Stock or (2) the ability of any Purchaser Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

(b)Notwithstanding Section 5.04(a), if the Company undertakes a process for a sale transaction that would, if consummated, constitute a Change of Control, the Company shall notify the Purchaser of such process and allow the Purchaser or Purchaser Parent to participate in such process, on the terms and conditions thereof, and, solely for such purpose, the restrictions set forth in Section 5.04(a) will not apply to Purchaser or Purchaser Parent’s participation in such process (and for the avoidance of doubt, the Purchaser shall not be entitled to any right of first refusal or right of first offer or similar right nor shall the restrictions set forth in Section 5.04(a) terminate with respect to any actions taken that are not in compliance with the terms and conditions of the process as reasonably determined by the Company).

(c)Notwithstanding Section 5.04(a), if (i) the Company enters into a binding definitive agreement with any third party providing for a Change of Control, (ii) any Person or group (other than the Purchaser or any of its Affiliates) acquires beneficial ownership of more than 35% of the outstanding Common Stock, (iii) any Bona Fide Acquiror makes a public or non-public offer or proposal to the Company which, if fully subscribed, would result in such Bona Fide Acquiror acquiring beneficial ownership of more than 35% of the outstanding Common Stock, or publicly announces a proposal to effect a transaction involving a Change of Control of the Company (any such offer or proposal, a “Third Party Proposal”) and, following such Third Party Proposal contemplated by this clause (iv), the Company or its Representatives provides material non-public information to any such Bona Fide Acquiror or its Representatives or engages in substantive negotiations with such Bona Fide Acquiror or its Representatives, or (iv) any Bona Fide Acquiror publicly announces a tender or exchange offer for more than 35% of the outstanding Common Stock and files a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act and within ten (10) business days thereafter, the Company has not publicly taken a position rejecting such tender or exchange offer or, if the Company has publicly taken a position rejecting such tender or exchange offer within such 10-day business day period, the Company subsequently publicly takes a position approving such tender or exchange offer, then the provisions of Section 5.04(a) shall terminate solely to the extent necessary to facilitate a public or private offer by the Purchaser or its Affiliates to acquire directly or indirectly at least a majority of the outstanding shares of Common Stock or all or substantially all of the Company’s assets. Furthermore, nothing in this Agreement shall be construed to prohibit Purchaser or its Affiliates from submitting to the Board or the Chief Executive Officer of the Company, one or more confidential proposals or offers for a potential transaction (including a Change of Control transaction) with or relating to the Company (as long as such confidential offer or proposal is made in a manner that would not require the Purchaser or the Company or their respective Affiliates to make a public announcement regarding such confidential offer or proposal) or from taking any action expressly contemplated by or exercising any rights under the MSA.

(d)If any Purchaser Competitor, including any group of which a Purchaser Competitor comprises a majority-in-interest, acquires beneficial ownership of (i) more than 4.9% but less than 15% of the outstanding Common Stock, then, notwithstanding Section 5.04(a)(i), the Purchaser Parties may acquire additional shares of Common Stock so that the beneficial ownership of the Purchaser Parties in the aggregate is not greater than the beneficial ownership of the Purchaser Competitor and such group, or (ii) 15% or more of the outstanding Common Stock, then the provisions of Section 5.04(a)(i) shall terminate.

Section 5.05Transfer Restrictions

.  (a)  Except as otherwise permitted in this Agreement, including Section 5.05(b), until the earlier of (x) the 24-month anniversary of the Closing Date and (y) thirty (30) days following the termination of the MSA, the Purchaser Parties will not (i) Transfer any Common Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) of the Exchange Act, with respect to any of the Common Stock or any other capital stock of the Company (any such action, a “Hedge”).

(b)Notwithstanding Section 5.05(a), the Purchaser Parties shall be permitted to Transfer any portion or all of their Common Stock at any time under the following circumstances:

(i)Transfers to any Permitted Transferees, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee;

(ii)Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Change of Control transaction involving the Company that has been approved or recommended by the Board; and

(iii)Transfers that have been approved in writing by the Board.

(c)Notwithstanding Sections 5.05(a) and (b), the Purchaser Parties will not at any time, directly or knowingly indirectly (without the prior written consent of the Board) Transfer any Common Stock:

(i)to a Prohibited Transferee;

(ii)to the Purchaser’s knowledge (following reasonable investigation in a negotiated transaction, which may be satisfied by a representation to such effect from the transferee), to a 5% Entity; provided, however, that this Section 5.05(c)(ii) shall not restrict any Transfer pursuant to Section 5.05(b)(ii) or (iii) or Section 5.05(d); or

(iii)for so long as the Purchaser Parties satisfy the 50% Beneficial Ownership Requirement, in any 30-calendar day period, an aggregate number of shares of Common Stock that would be in excess of 1% of the outstanding shares of the Common Stock at the time of such Transfer; provided, however, that this Section 5.05(c)(iii) shall not restrict any Transfer to any Permitted Transferee or any Transfer pursuant to Section 5.05(b)(ii) or (iii).

(d)Notwithstanding Sections 5.05(a) or (b), until the earlier of (x) the 24-month anniversary of the Closing Date and (y) thirty (30) days following the termination of the MSA, the Purchaser Parties will not tender any shares of Common Stock into any “tender offer” (as defined in Regulation 14D under the Exchange Act) to acquire the equity securities of the Company that has not been approved (at the time of commencement or thereafter) by the Board.

(e)Any attempted Transfer in violation of this Section 5.05 shall be null and void ab initio.

Section 5.06Legend

.  (a)  All certificates or other instruments (including book-entry notations) representing the Common Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF FEBRUARY 7, 2018, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)Upon request of the applicable Purchaser Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state  securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement) or upon the Transfer in accordance with the terms of this Agreement to any Person that is not subject to the transfer and other restrictions set forth in this Agreement.

Section 5.07Election of Directors

.  (a)  Election of Directors.  (a) Effective as of the Closing Date, the Board of Directors shall increase the size of the Board (if there are no vacancies then on the Board) and appoint Arthur Francis Starrs, III (such individual, the “Initial Purchaser Director Designee”) as a director to fill such vacancy; provided, that, if the Initial Purchaser Director Designee is unable to serve due to death, disability or incapacity as of such time of appointment, the Purchaser shall be entitled to designate another Person reasonably acceptable to the Board (and the Nominating and Corporate Governance Committee of the Board) to serve as the Initial Purchaser Director Designee and a director of the Company.  The Initial Purchaser Director Designee shall be appointed as a Class III director with a term expiring in 2020, if appointed prior to the date of the Company’s 2018 annual meeting of stockholders, or a Class I director with a term expiring in 2021, if appointed after the date of the Company’s 2018 annual meeting of stockholders, in each case so long as such appointment is permitted by the listing rules of the NYSE and, if not permitted, shall be appointed to the class of directors with the longest then-remaining term.

(b)Upon the occurrence of the Fall-Away of Purchaser Board Rights, (i) at the request of the Board, upon or at any time following the occurrence of the Fall-Away of Purchaser Board Rights, the Purchaser Director shall immediately resign, and the Purchaser Parties shall cause the Purchaser Director immediately to resign, from the Board effective as of the date of the Fall-Away of Purchaser Board Rights, and (ii) the Purchaser shall no longer have any rights under this Section 5.07, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.07(d); provided, that the former Purchaser Directors shall continue to be entitled to the rights to indemnification and insurance pursuant to Section 5.07(g).

(c)Until the occurrence of the Fall-Away of Purchaser Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Purchaser Director shall expire, the Purchaser shall have the right to designate one Purchaser Designee which Purchaser Designee will be nominated by the Company as “Purchaser Designee” for election to the Board at such annual meeting. The Company shall (i) include the Purchaser Designee designated by the Purchaser in accordance with this Section 5.07(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders,  (ii) recommend that the holders of the Company’s Common Stock vote in favor of the Purchaser Designee, and (iii) cause all shares of Common Stock represented by proxies received by the Company or the Board for which a vote has not been marked (physically or electronically) on the proxy to be voted in favor of the Purchaser Designee if and to the same extent that the Company does the same with respect to the other nominees on the Company’s slate of nominees.

(d)In the event of the death, disability, resignation or removal of any Purchaser Director as a member of the Board (other than resignation pursuant to Section 5.07(b)), the Purchaser, if it is entitled to nominate one or more directors pursuant to this Section 5.07, may designate a Purchaser Designee to replace such Purchaser Director and, subject to Section 5.07(e) and any applicable provisions of the DGCL, the Company shall cause such Purchaser Designee to fill such resulting vacancy.

(e)The Company’s obligations to have any Purchaser Designee elected to the Board or nominate any Purchaser Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.07, as applicable, shall in each case be subject to (A) such Purchaser Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company; provided, that the shares of Common Stock owned by the Purchaser Parties shall count towards the Purchaser Director’s stock ownership requirements under the Company’s stock ownership guidelines, and (B) such Purchaser Designee meeting all independence requirements under Rule 303A.02(b) (other than Rule 303A.02(b)(v) as it relates to payments under the MSA) of the NYSE; provided that in no event shall such Purchaser Designee’s relationship with the Purchaser Parties or their Affiliates or the existence of or payments under the MSA or the Purchaser Parties’ ownership of Common Stock, in and of itself, be considered to disqualify such Purchaser Designee from being a member of the Board pursuant to this Section 5.07. The Purchaser Parties will cause the Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Purchaser Designee’s eligibility and qualification to serve as a director of the Company. No Purchaser Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Purchaser Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Purchaser Parties and the Purchaser Designee must provide to the Company:

(i)all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Purchaser Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii)all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to non-executive directors of the Company or satisfying compliance and legal or regulatory obligations, in each case, relating to the Purchaser Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii)an undertaking in writing by the Purchaser Designee:

a.to be subject to, bound by and duly comply with the Company’s Code of Business Conduct and Ethics and any other policies applicable to the other non-executive directors of the Company; and

b.to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding this Agreement or the MSA or any of the terms, provisions or transactions hereunder or thereunder or (ii) that, in the Board’s sole judgment, would reasonably be likely to (A) result in a conflict of interest, (B) adversely affect the attorney-client privilege between the Company and its counsel,  or (C) result in a violation of applicable Law; and

(iv)a written irrevocable resignation substantially in the form attached hereto as Annex II.

(f)The Company shall be permitted to withhold any information and to exclude the Purchaser Director from any meeting or portion thereof with respect to information and meetings involving items to which Section 5.07(e)(iii)(b) is applicable.

(g)The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise.  The Company shall not be required to provide the Purchaser Director with director compensation.

Section 5.08Voting

.  Until the Fall-Away of Purchaser Board Rights:

(a)at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Purchaser shall, and shall cause the Purchaser Parties to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Purchaser Parties and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation Committee of the Board and as recommended by the Board with respect to any “say-on-frequency” proposal and (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm; provided that no Purchaser Party shall be obligated to vote in the same manner as recommended by the Board or in any other manner, other than in the Purchaser Parties’ sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other Change of Control transaction involving the Company; provided, further, that in the event that any proposal submitted by a stockholder is subject to a vote of the Company’s stockholders, the Purchaser Parties shall not, and shall cause their Affiliates not to, publicly comment on such proposal and if the Purchaser Parties intend to cause any shares of Common Stock beneficially owned by the Purchaser Parties to be voted in a manner that is not in accordance with the Board’s recommendation with respect to such stockholder proposal, the Purchaser Parties shall not permit any such shares of Common Stock to be voted until the time of the relevant meeting of the Company’s stockholders; and

(b)the Purchaser shall, and shall (to the extent necessary to comply with this Section 5.08) cause the Purchaser Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Common Stock beneficially owned by the Purchaser or the Purchaser Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.08(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.09Tax Matters

.  (a)  The Company and its paying agent shall be entitled to withhold taxes on all payments on the Common Stock to the extent required by applicable Law.  Any such amounts withheld with respect to a payment on the Common Stock shall be treated for all purposes of this Agreement as having been paid to the applicable Purchaser Party.  On the Closing Date, the Purchaser shall deliver to the Company and, if applicable, its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9.  Each Purchaser Party shall deliver to the Company and, if applicable, its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable, promptly upon becoming a Purchaser Party.  The Purchaser and each Purchaser Party agrees that if any IRS Form W-9 or appropriate IRS Form W-8 that it previously delivered expires or becomes obsolete or inaccurate in any respect, the Purchaser or Purchaser Party, as applicable, shall promptly update such IRS Form W-9 or appropriate IRS Form W-8.

(b)The Purchaser shall pay any and all documentary, stamp and similar issuance or transfer tax due on the issuance of shares of Common Stock.

Article VI

Conditions to Closing

Section 6.01Conditions to the Obligations of the Company and the Purchaser.  The respective obligations of each of the Company and the Purchaser to effect the Closing shall be subject to the satisfaction (or waiver by the Company and the Purchaser, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding seeking any of the foregoing be pending, or any applicable Law shall be in effect, enjoining or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”);

(b)the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted; and

(c)the MSA has been executed and delivered by each of the parties thereto and is in full force and effect.

Section 6.02Conditions to the Obligations of the Company

.  The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)the representations and warranties of the Purchaser (i) set forth in Article IV of this Agreement, other than in Sections 4.01 and 4.02(a),  shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in Sections 4.01 and 4.02(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date;

(b)the Purchaser shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)the Company shall have received a certificate, signed on behalf of the Purchaser by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing shall be further subject to the satisfaction (or waiver by the Purchaser, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)the representations and warranties of the Company (i) set forth in Article III of this Agreement, other than in Sections 3.01 and 3.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) set forth in Sections 3.01 and 3.03(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date;

(b)the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)the Purchaser shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied; and

(d)the Board shall have taken all actions necessary and appropriate to cause to be appointed or elected to the Board, effective upon the Closing, the Initial Purchaser Director Designee.

Article VII

Termination; Survival

Section 7.01Termination

.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by the mutual written consent of the Company and the Purchaser;

(b)by either the Company or the Purchaser upon written notice to the other, if the Closing should not have occurred on or prior to July 31, 2018 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);

(c)by either the Company or the Purchaser if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable prior to the Closing Date; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.01;

(d)by the Purchaser if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or

(e)by the Company if the Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Purchaser of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b).

Section 7.02Effect of Termination

.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser or the Company or their respective directors, officers or Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination.

Section 7.03Survival

.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.  The representations and warranties of the parties contained in this Agreement shall survive the Closing until the later of (i) twelve (12) months from the Closing Date and (ii) one (1) month following the filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2018 and shall then expire but shall not survive the expiration or termination of this Agreement.  Notwithstanding any other provision of this Agreement, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any special, speculative, consequential or punitive damages with respect to this Agreement.

Article VIII

Miscellaneous

Section 8.01Amendments; Waivers

.  Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 8.02Extension of Time, Waiver, Etc.

  The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions.

  Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.04Counterparts

.  This Agreement may be executed in counterparts, which together constitute one and the same agreement.  Each party hereto may rely on a facsimile or electronic signature on this Agreement.  If a party hereto sends a signed copy of this Agreement via facsimile, email or other electronic method, such party shall, upon request by the other party, provide a signed original of this Agreement via certified mail or overnight courier.

Section 8.05Entire Agreement; No Third-Party Beneficiaries; No Recourse

.  (a)  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06Governing Law; Jurisdiction

.  (a) This Agreement and performance under it shall be governed by and construed in accordance with the applicable Laws of New York, without giving effect to any choice-of-law provision or rule (whether of such State or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.

(b)Each party hereto irrevocably agrees that any Action brought by it in any way arising out of this Agreement must be brought solely and exclusively in state or federal courts located in New York County, New York, and each party hereto irrevocably submits to the sole and exclusive jurisdiction of these courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it against, or against it by, the other party in any way arising out of this Agreement.  The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07Specific Enforcement

.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur.  The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement)  in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Purchaser would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08WAIVER OF JURY TRIAL

.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09Notices

.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)  If to the Company, to it at:

Grubhub Inc.

111 W. Washington Street

Suite 2100

Chicago, Illinois 60602
Attention:  Adam Patnaude
Email:  apatnaude@grubhub.com

with a copy to:

Grubhub Inc.

1065 Sixth Avenue

New York, NY 10018
Attention: Maggie Drucker
Email: mdrucker@grubhub.com

(b)  If to the Purchaser or any Purchaser Party, to it at:

Yum! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213
Attention:  Scott A. Catlett
Email: scott.catlett@yum.com

with a copy to:

Yum! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213
Attention:  Keith Siegner
Email: keith.siegner@yum.com

All notices shall be effective:  (i) upon actual receipt; (ii) three (3) Business Days after being sent by certified mail; (iii) the next Business Day after being sent by an internationally recognized courier; or (iv) on the same Business Day on which it is sent by email (or on the next Business Day, if transmission is completed after 5 p.m., recipient’s time).  Email notice must be promptly followed by notice given under clause (i), (ii) or (iii) above.  A party hereto may change its contact and notice information by giving the other party hereto proper notice of the change in accordance with this Section 8.09, but such change shall be effective only when it is actually received.

Section 8.10Severability

.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11Expenses

.  Except as expressly set forth in the last sentence of Section 5.01(b), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12Interpretation

.  (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13Acknowledgment of Securities Laws

.  The Purchaser hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GRUBHUB INC.

By:	/s/ Matt Maloney
Name:	Matt Maloney
Title:	Chief Executive Officer

yum RESTAURANT SERVICES GROUP, LLC

By:	/s/ Keith Siegner
Name:	Keith Siegner
Title:	Vice President, Investor Relations, Corporate Strategy and Treasurer